Exhibit 10.30

September 11, 2007

Mr. Samuel Ramsey

430 Clement Avenue

Charlotte, NC 28204

Dear Sam:

I am pleased to confirm the details of our offer to you to fill the role of GMAC Treasurer. In this role, you will be responsible for leading all treasury and global funding activities across the GMAC enterprise. You will report directly to me.

Commensurate with this appointment, in your role as GMAC Treasurer your annual salary will be at $500,000. Additionally, you will be paid a $300,000 signing bonus, payable in your January 31, 2008 paycheck. Your annual cash incentive target for 2007 will be $900,000. Future salary, bonus, cash incentive targets, MPI awards, and LTIP awards will be regularly reviewed and set in accordance with your level of responsibility, performance, and annual incentive plan compensation planning. You will also participate in the GMAC Management LLC Class C Membership Interests Plan (known as “MPI”) and the GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan (known as “LTIP”). Your MPI grant will be 11 basis points and subject to the terms and conditions of the Plan, including your execution of an associated Award Agreement and the required IRC §83(b) election. Should you make the IRC §83(b) election within 30 days of your MPI grant as required by the IRS and as a condition of your grant, GMAC will pay all taxes associated with the election, based on the fair market value on the date of the grant.

Your LTIP grant for the 2007-2009 performance period will be 2.2 basis points and subject to the terms and conditions of the Plan, including your execution of an associated Award Agreement.

You will be based in New York with office facilities in New York and Detroit, and if appropriate, in Minneapolis.

Your eligibility for most of the employee benefits commences the first day of the third month following your date of hire, with a couple of the benefits requiring six months of service or longer. GMAC will reimburse you for your actual COBRA coverage costs and other reasonable benefit bridging costs with respect to lost coverage under your prior employer’s plans on a tax neutral basis. The GMAC Retirement Savings Investment Plan is a qualified 401(k) plan, which for 2007 provides a two percent automatic contribution of your eligible monthly base salary for retirement planning. In addition, in 2007 GMAC will provide matching contributions up to six percent of your eligible monthly base salary. In 2007, you will be eligible for two weeks of paid vacation, based upon your start date of September 5, 2007. The GMAC benefit plans are very competitive relative to other global financial service companies.

Mr. Samuel Ramsey

September 11, 2007

Also as discussed, you will be eligible to participate in the GMAC Senior Management Vehicle Program, subject to the program terms and conditions, as well as any program changes as they may affect other managers at your level of responsibility. The program currently provides a new GM vehicle approximately every 12 months, with a Fleet Card to pay for fuel and oil necessary for commuting to and from work activities, routine maintenance and weekly car washes. Your cost to participate in the program will be $150 per month. GMAC will reimburse you for reasonable parking costs proximate to the New York City offices.

Additionally, GMAC will provide you with a full relocation package to assist you in relocating from Charlotte, NC to New York City. GMAC Global Relocation Services will be available to assist you with your relocation and temporary housing needs.

Notwithstanding any of the terms of this offer, your employment at GMAC will be at-will. Both you and GMAC may terminate your employment at any time, with or without cause. Additionally, GMAC reserves the right to amend, modify, or terminate each of its compensation and benefit plans at any time.

This offer is contingent upon completion of an employment application, and a satisfactory reference and background check (including drug screen) that will be conducted after your acceptance of the offer and permission to contact your current employer. We will want to schedule these procedures as soon as you have accepted our offer, so that you can begin working with us by September 5, 2007.

I am really looking forward to working closely with you in this very important role. I am confident that your leadership will help us create significant value for GMAC.

Please call Allyson Parker at (313) 656-3849, should you have any questions about this offer. On behalf of the GMAC leadership team, I look forward to having you join our team. It will be great to have someone of your experience and knowledge working on our team.

Very truly yours,

Al de Molina
GMAC Chief Operating Officer

cc:	Eric Feldstein
Glenn A. Gienko

Mr. Samuel Ramsey

September 11, 2007

I accept the foregoing terms of this offer as outlined above.

/s/ Samuel Ramsey	September 11, 2007
Samuel Ramsey	Date